EXHIBIT 5.1

                                SCHNADER HARRISON
                                SEGAL & LEWIS LLP
                                ATTORNEYS AT LAW
                     1300  I STREET, N.W. - 11TH FLOOR EAST
                             WASHINGTON, D.C. 20005
                                  202-216-4200
                                202-775-8741 FAX



                                OCTOBER 12, 1998



Startec Global Communications Corporation
10411 Motor City Drive
Bethesda, MD 20817

  Re: Registration Statement on Form S-4

Gentlemen:



     We have acted as counsel to Startec Global Communications Corporation, a Maryland corporation (the "Company"), with respect to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $160,000,000 aggregate principal amount of 12% Series A Senior Notes due 2008 (the "Notes"). Pursuant to the terms of the Exchange Offer described in the Registration Statement, the Company is offering to exchange the Notes for an equal principal amount of its outstanding 12% Senior Notes due 2008 (the "Old Notes"). The Old Notes were issued and the Notes will be issued under an indenture dated as of May 21, 1998 (the "Indenture") by and between the Company and First Union National Bank, as Trustee.


     As counsel for the Company, we have examined the Registration Statement, the Indenture, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have, with your approval, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others. We have not independently verified such information or assumptions.

     Based upon, subject to and limited by the foregoing and the other qualifications herein, and assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of the Trustee, we are of the opinion that, when the Registration Statement has become effective under the Act, and upon the issuance and delivery of the Notes as contemplated by the Registration Statement, such Notes will be binding obligations of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption "Legal Maters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

                                        Very truly yours,

                                        /s/ Schnader Harrison Segal & Lewis LLP
                                          -------------------------------------
                                        SCHNADER HARRISON
                                        SEGAL & LEWIS LLP